PROSPECTUS SUPPLEMENT NO. 6                      File Pursuant to Rule 424(b)(3)
(To Prospectus Dated December 14, 2001)          Registration No. 333-65952






                              COMPUTER MOTION, INC.

                        6,317,951 Shares of Common Stock




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        The purpose of this prospectus supplement is to provide supplemental information regarding Computer Motion, Inc., in connection with the offering from time to time of up to 6,317,951 shares of its Common Stock by Societe Generale as described in Computer Motion's prospectus dated December 14, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

        See "Risk Factors" beginning on page 7 of the prospectus to read about risks that you should consider before buying shares of Computer Motion's Common Stock.

        You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

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The date of this Prospectus Supplement is February 7, 2002

                                TABLE OF CONTENTS



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                              PROSPECTUS SUPPLEMENT

PLAN OF DISTRIBUTION.........................................................S-1


                                   PROSPECTUS

PROSPECTUS SUMMARY.............................................................2

OUR BUSINESS...................................................................2

THE OFFERING...................................................................4

SUMMARY FINANCIAL DATA.........................................................6

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS....................................7

USE OF PROCEEDS...............................................................19

DIVIDEND POLICY...............................................................19

SELLING STOCKHOLDER...........................................................19

PLAN OF DISTRIBUTION..........................................................20

DESCRIPTION OF CAPITAL STOCK..................................................21

INDEMNIFICATION...............................................................26

WHERE YOU CAN FIND MORE INFORMATION...........................................26

TRANSFER AGENT AND REGISTRAR..................................................27

LEGAL MATTERS.................................................................27

EXPERTS.......................................................................27

IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS.......................27



                              PLAN OF DISTRIBUTION

        On January 30, 2002, we delivered a draw down notice to Societe Generale in accordance with the terms of the Amended and Restated Equity Line Financing Agreement between us and Societe Generale, dated September 20, 2001, as amended, and, as a result, a purchase period commenced on January 31, 2002 and terminated on February 6, 2002. Pursuant to the Amended and Restated Equity Line Financing Agreement, Societe Generale purchased an aggregate of 47,566 shares of our Common Stock for a total purchase price of $212,204.



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